    As filed with the Securities and Exchange Commission on December 6, 1996
                                                           Registration No. 333-

================================================================================
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549

                         ----------------------------

                                  FORM S-3
                           REGISTRATION STATEMENT
                                    UNDER
                         THE SECURITIES ACT OF 1933

                         ----------------------------

                          USA WASTE SERVICES, INC.
           (Exact Name of Registrant as specified in its charter)

             DELAWARE                                            73-1309529
   (State or other jurisdiction                               (I.R.S. Employer
of incorporation or organization)                            Identification No.)



                             1001 FANNIN STREET
                                 SUITE 4000
                            HOUSTON, TEXAS  77002
                               (713) 512-6200
             (Address, including zip code, and telephone number,
      including area code, of Registrant's principal executive offices)

                             GREGORY T. SANGALIS
                VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                             1001 FANNIN STREET
                                 SUITE 4000
                            HOUSTON, TEXAS  77002
                               (713) 512-6200

          (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  Copy to:

                           ROBERT H. WHILDEN, JR.
                           VINSON & ELKINS L.L.P.
                            3600 FIRST CITY TOWER
                         HOUSTON, TEXAS  77002-6760
                               (713) 758-2320

                         ----------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [x]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                        CALCULATION OF REGISTRATION FEE

====================================================================================================================
                                                            Proposed             Proposed            Amount of
        Title of each class of          Amount to be    maximum offering     maximum aggregate    registration
      securities to be registered        registered     price per share      offering price            fee
--------------------------------------------------------------------------------------------------------------------
      Debt Securities  . . . . . . .
      Common Stock, par value $.01           (1)              (1)               $850,000,000(2)         $257,576
      per share  . . . . . . . . . .
====================================================================================================================

(1) Omitted pursuant to Rule 457(o).
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                SUBJECT TO COMPLETION, DATED DECEMBER 6, 1996

PROSPECTUS
                            USA WASTE SERVICES, INC.

                                DEBT SECURITIES
                                  COMMON STOCK


                         ---------------------------


    USA Waste Services, Inc. ("USA Waste" or the "Company") may offer and sell from time to time, in one or more series, its unsecured debt securities consisting of notes, debentures or other evidences of indebtedness (the "Debt
Securities").   The Company may also offer and sell from time to time shares of its common stock, par value $.01 per share (the "Common Stock"). The aggregate initial offering prices of the Debt Securities and the Common Stock offered by the Company hereby (the "Securities") will not exceed $850,000,000 or, if applicable, the equivalent thereof in any other currency or currency unit. The Securities will be offered in amounts, at prices and on terms to be determined in light of market conditions at the time of sale and set forth in a supplement to this Prospectus (a "Prospectus Supplement").

    If the offering and sale of Securities in respect of which this Prospectus is being delivered includes a series of Debt Securities, then the terms of such series of Debt Securities, including, where applicable, the specific designation, aggregate principal amount, authorized denominations, ranking as senior or subordinated Debt Securities, maturity, interest rate or rates (or method of determining the same) and time or times of payment of any interest, any terms for optional or mandatory redemption, which may include redemption at the option of holders upon the occurrence of certain events, conversion into Common Stock, or payment of additional amounts or any sinking fund provisions, any initial public offering price, the proceeds to the Company and any other specific terms in connection with the offering and sale of such series of Debt Securities will be set forth in a Prospectus Supplement. As used herein, Debt Securities shall include securities denominated in United States dollars or, at the option of the Company if so specified in an applicable Prospectus Supplement, in any other currency or currency unit, or in amounts determined by reference to an index.

    The Securities may be sold directly by the Company to investors, through agents designated from time to time or to or through underwriters or dealers. See "Plan of Distribution." If any agents of the Company or any underwriters are involved in the sale of any Securities in respect of which this Prospectus is being delivered, the names of such agents or underwriters and any applicable commissions or discounts will be set forth in a Prospectus Supplement. The net proceeds to the Company from such sale also will be set forth in a Prospectus Supplement. See "Use of Proceeds."

    Debt Securities may be issued in registered form or bearer form with or without interest coupons attached, or both. In addition, all or a portion of the Debt Securities of a series may be issuable in temporary or permanent global form. Debt Securities in bearer form are offered only to non-United States persons and to offices located outside the United States of certain United States financial institutions.

                              ------------------

    The Common Stock is traded on the New York Stock Exchange under the symbol "UW." Any Common Stock sold pursuant to a Prospectus Supplement will be listed on such exchange, subject to official notice of issuance.

                              ------------------

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
      AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
        THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.

                              ------------------


    This Prospectus may not be used to consummate sales of the Securities unless accompanied by a Prospectus Supplement.

                THE DATE OF THIS PROSPECTUS IS         , 1996.

                             AVAILABLE INFORMATION

    The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the Commission: Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and New York Regional Office, Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. In addition, reports, proxy statements and other information concerning the Company can be inspected at the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which exchange the Common Stock is listed.

    This Prospectus constitutes a part of a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statements for further information with respect to the Company and the securities offered hereby. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed by the Company with the Commission under the Exchange Act (File No. 1-12154) are incorporated by reference in this
Prospectus:

    (a) the Company's Annual Report on Form 10-K for the year ended December 31, 1995;

    (b) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30,1996 and September 30, 1996;

    (c) the Company's Current Report on Form 8-K dated January 9, 1996, Current Report on Form 8-K dated May 7, 1996, as amended by Form 8-K/A (Amendment No. 1) filed on May 29, 1996, Form 8-K/A (Amendment No. 2) filed June 28, 1996, and Form 8-K/A (Amendment No. 3) filed July 1, 1996, and Current Report on Form 8-K dated June 22, 1996, Current Report on Form 8-K dated September 3, 1996, Current Report on Form 8-K dated September 12, 1996, as amended by Form 8-K/A (Amendment No. 1) filed November 14, 1996 and Form 8-K/A (Amendment No. 2) filed November 15, 1996, and Current Report on Form 8-K dated November 12, 1996; and

    (d) the description of the Common Stock contained in the Registration Statement on Form 8-A dated July 1, 1993, as amended by Form 8-B dated July 13, 1995.

    All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities pursuant hereto shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such document. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents that are incorporated by reference in this Prospectus (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to the Corporate Secretary, USA Waste Services, Inc., 1001 Fannin Street, Suite 4000, Houston, Texas 77002, telephone number (713) 512-6200.

                                  THE COMPANY

    USA Waste is the third largest integrated solid waste management company in North America and serves municipal, commercial, industrial and residential customers in 36 states, Canada, Mexico and Puerto Rico. The Company's solid waste management services include collection, transfer and disposal operations and, to a lesser extent, recycling and certain other waste management services. USA Waste owns or operates 104 landfills, 60 transfer stations and 122 collection operations and serves more than 1.7 million customers. USA Waste was incorporated under the laws of the State of Delaware in April 1995 to become the successor to USA Waste Services, Inc., an Oklahoma corporation organized in 1987. The principal executive offices of USA Waste are located at 1001 Fannin Street, Suite 4000, Houston, Texas 77002 and its telephone number is (713) 512-6200. The "Company" and "USA Waste" refer to USA Waste Services, Inc. and its subsidiaries and predecessors, unless otherwise indicated or the context requires otherwise.

                                USE OF PROCEEDS

    Except as may otherwise be described in the Prospectus Supplement relating to an offering of Securities, the net proceeds from the sale of the Securities offered pursuant to this Prospectus and such Prospectus Supplement will be used for general corporate purposes. Any specific allocation of the net proceeds of an offering of Securities by the Company to a specific purpose will be determined at the time of such offering and will be described in the related Prospectus Supplement.

                      RATIOS OF EARNINGS TO FIXED CHARGES

    The following table sets forth the Company's consolidated ratios of earnings to fixed charges for the periods as shown.


                                 Nine Months
                                   Ended                             Year Ended December 31,
                                September 30,   -----------------------------------------------------------------
                                    1996            1995         1994          1993         1992          1991
                                    ----            ----         ----          ----         ----          ----
     Actual  . . . . . . .         0.77           2.09           0.73         1.68         (0.20)       0.53

    The Company's consolidated ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings are the sum of income (loss) from continuing operations, taxes, and fixed charges, excluding capitalized interest. Fixed charges are interest, whether expensed or capitalized, amortization of debt expense and discount on premium relating to indebtedness, whether expensed or capitalized, and such portion of rental expense that can be demonstrated to be representative of the interest factor in the particular case. For the nine months ended September 30, 1996 and the years ended December 31, 1994, 1992, and 1991, earnings are insufficient to cover fixed charges as evidenced by a less than one-to-one coverage ratio as shown above. Additional earnings of $12,022,000, $17,855,000, $78,473,000, and
$27,827,000 were necessary for the nine months ended September 30, 1996 and the years ended December 31, 1994, 1992, and 1991, respectively, to provide a one-to-one coverage ratio. Except for the year ended December 31, 1991, nonrecurring costs, as discussed below, caused the less than one-to-one coverage in each of these periods.

    The following table sets forth the Company's consolidated ratios of earnings to fixed charges for the periods shown, on a pro forma basis excluding nonrecurring items.



                                 Nine Months
                                   Ended                              Year Ended December 31,
                                September 30,    ------------------------------------------------------------------
                                     1996            1995         1994          1993         1992          1991
                                     ----            ----         ----          ----         ----          ----
      Pro forma . . . . . .         4.31           2.88           2.15        1.81          1.07         0.81

    Nonrecurring items for the nine months ended September 30, 1996, represent merger costs, primarily related to mergers with Sanifill, Inc. in August 1996 and Western Waste Industries ("Western") in May 1996, and unusual items, primarily related to operating losses and estimated losses associated with the disposition of certain non-core business assets. Nonrecurring items in 1995 primarily represent merger costs related to the merger with Chambers
Development Company, Inc. ("Chambers") in June 1995 and nonrecurring interest related to extension fees and other charges associated with the refinancing of Chambers pre-merger debt. Nonrecurring items in 1994 primarily represent shareholder litigation costs incurred in connection with a settled class action of consolidated suits on similar claims alleging federal securities violations against Chambers, certain of its officers and directors, its former auditors, and the underwriters of its securities. Nonrecurring items in 1992 primarily represent various restructuring charges and charges to asset reserves by Western and Chambers. Nonrecurring items in 1993 and 1991 were not material.

                         DESCRIPTION OF DEBT SECURITIES

    The Debt Securities will constitute either senior debt of the Company ("Senior Debt Securities"), or subordinated debt of the Company ("Subordinated Debt Securities"). Debt Securities may be issued from time to time under one or more indentures, each dated as of a date on or prior to the issuance of the Debt Securities to which it relates. Senior Debt Securities and Subordinated Debt Securities may be issued pursuant to separate indentures (respectively, a "Senior Debt Indenture" and a "Subordinated Debt Indenture"), in each case between the Company and a trustee (a "Trustee"), which may be the same Trustee, and in the form that has been filed as an exhibit to the Registration Statement of which this Prospectus is a part, subject to such amendments or supplements as may be adopted form time to time. The Senior Debt Indenture and the Subordinated Debt Indenture, as amended or supplemented from time to time, are sometimes hereinafter referred to individually as an "Indenture" and collectively as the "Indentures." The following summaries of anticipated provisions of the Indentures and the Debt Securities do not purport to be complete and such summaries are subject to the detailed provisions of the applicable Indenture to which reference is hereby made for a full description of such provisions, including the definition of certain terms used herein. Section references in parentheses below are to sections in both Indentures unless otherwise indicated. Wherever particular sections or defined terms of the applicable Indenture are referred to, such sections or defined terms are incorporated herein by reference as part of the statement made, and the statement is qualified in its entirety by such reference. The Indentures are substantially identical, except for certain covenants of the Company and provisions relating to subordination and conversion.

    The Debt Securities may be issued from time to time in one or more series. The following description of the Debt Securities sets forth certain general terms and provisions of the Debt Securities of all series. The particular terms of each series of Debt Securities offered by any Prospectus Supplement (the "Offered Debt Securities") will be described therein.

PROVISIONS APPLICABLE TO BOTH SENIOR AND SUBORDINATED DEBT SECURITIES

    General. The Debt Securities will be unsecured senior or subordinated obligations of the Company and may be issued from time to time in one or more series. The Indentures do not limit the amount of Debt Securities, debentures, notes or other types of indebtedness that may be issued by the Company or any of its subsidiaries nor do they restrict transactions between the Company and its affiliates or the payment of dividends or other distributions by the Company to its stockholders. The rights of the Company's creditors, including holders of Debt Securities, will be limited to the assets of the Company and will not be an obligation of any of its Subsidiaries. In addition, other than as may be set forth in any Prospectus Supplement, the Indentures do not and the Debt Securities will not contain any covenants or other provisions that are intended to afford holders of the Debt Securities special protection in the event of either a change of control of the Company or a highly leveraged transaction by the Company.

    Reference is made to the Prospectus Supplement for the following terms of and information relating to the Offered Debt Securities (to the extent such terms are applicable to such Offered Debt Securities): (i) the title of the Offered Debt Securities; (ii) classification as either Senior Debt Securities or Subordinated Debt Securities; (iii) whether the Offered Debt Securities that constitute Subordinated Debt Securities are convertible into Common Stock and, if so, the terms and conditions upon which such conversion will be effected including the initial conversion price or conversion rate and any adjustments thereto in addition to or different from those described herein, the conversion period and other conversion provisions in addition to or in lieu of those described herein; (iv) any limit on the aggregate principal amount of the Offered Debt Securities; (v) whether the Offered Debt Securities are to be issuable as Registered Securities or Bearer

Securities or both, whether any of the Offered Debt Securities are to be issuable initially in temporary global form and whether any of the Offered Debt Securities are to be in permanent global form; (vi) the price or prices (expressed as a percentage of the aggregate principal amount thereof) at which the Offered Debt Securities will be issued; (vii) the date or dates on which the Offered Debt Securities will mature; (viii) the rate or rates per annum (or the method by which such will be determined) at which the Offered Debt Securities will bear interest, if any, and the date from which any such interest will accrue; (ix) the Interest Payment Data on which any such interest on the Offered Debt Securities will be payable, the Regular Record Date for any interest payable on any Offered Debt Securities which are Registered Securities on any Interest Payment Date and the extent to which, or the manner in which, any interest payable on a temporary global Offered Debt Security on an Interest Payment Date will be paid; (x) any mandatory or optional sinking fund or analogous provisions; (xi) each office or agency where, subject to the terms of the Indentures as described below under "Payment and Paying Agents," the principal of and any premium and interest on the Offered Debt Securities will be payable and each office or agency where, subject to the terms of the Indentures as described below under "Form, Exchange, Registration and Transfer," the Offered Debt Securities may be presented for registration of transfer or exchange; (xii) the right of the Company to redeem the Offered Debt Securities at its option and the period or periods, if any, within which and the price or prices at which the Offered Debt Securities may, pursuant to any optional or mandatory redemption provisions, be redeemed, in whole or in part, and the other detailed terms and provisions of any such optional or mandatory redemption; (xiii) the denominations in which any Offered Debt Securities which are Registered Securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof, and the denomination or denominations in which any Offered Debt Securities which are Bearer Securities will be issuable, if other than the denomination of $5,000; (xiv) the currency or currencies (including composite currencies) in which payment of principal of and any premium and interest on the Offered Debt Securities is payable; (xv) any index used to determine the amount of payments of principal of and any premium and interest on the Offered Debt Securities; (xvi) information with respect to book-entry procedures, if any; and (xvii) any other terms of the Offered Debt Securities not inconsistent with the provisions of the Indentures. (Section 301) Any such Prospectus Supplement will also describe any special provisions for the payment of additional amounts with respect to the Offered Debt Securities.

    Debt Securities may be issued as Original Issue Discount Securities. An Original Issue Discount Security is a Debt Security, including any Zero-Coupon Security, which is issued at a price lower than the amount payable upon the Stated Maturity thereof and which provides that upon redemption or acceleration of the maturity thereof an amount less than the amount payable upon the Stated Maturity thereof and determined in accordance with the terms of such Debt Security shall become due and payable. Special United States federal income tax considerations applicable to Debt Securities issued at an original issue discount, including Original Issue Discount Securities, and special United States tax considerations and other terms and restrictions applicable to any Debt Securities which are issued in bearer form, offered exclusively to United States Aliens or denominated in other than United States dollars, will be set forth in a Prospectus Supplement relating thereto.

    Form, Exchange, Registration and Transfer. Debt Securities of a series may be issuable in definitive form solely as Registered Securities, solely as Bearer Securities or as both Registered Securities and Bearer Securities. Unless otherwise indicated in an applicable Prospectus Supplement, Bearer Securities will have interest coupons attached. (Section 201) The Indentures also provide that Debt Securities of a series may be issuable in temporary or permanent global form. (Section 201)

    Registered Securities of any series will be exchangeable for other Registered Securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. In addition, if Debt

Securities of any series are issuable as both Registered Securities and Bearer Securities, at the option of the Holder, and subject to the terms of the applicable Indenture, Bearer Securities (with all unmatured coupons, except as provided below, and all matured coupons in default) of such series will be exchangeable for Registered Securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Bearer Securities surrendered in exchange for Registered Securities between a Regular Record Date or a Special Record Date and the relevant date for payment of interest shall be surrendered without the coupon relating to such date for payment of interest, and interest accrued as of such date will not be payable in respect of the Registered Security issued in exchange for such Bearer Security, but will be payable only to the Holder of such coupon when due in accordance with the terms of the applicable Indenture. Bearer Securities will not be issued in exchange for Registered Securities. (Section 305)

    Debt Securities may be presented for exchange as provided above, and Registered Securities may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed), at the office of the Security Registrar or at the office of any transfer agent designated by the Company for such purpose with respect to any series of Debt Securities and referred to in an applicable Prospectus Supplement, without service charge and upon payment of any taxes and other governmental charges as described in the Indentures. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. The Company will serve initially as Security Registrar. (Section 305) If a Prospectus Supplement refers to any transfer agents (in addition to the Security Registrar) initially designated by the Company with respect to any series of Debt Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that, if Debt Securities of a series are issuable solely as Registered Securities, the Company will be required to maintain a transfer agent in each Place of Payment for such series and, if Debt Securities of a series are also issuable as Bearer Securities, the Company will be required to maintain (in addition to the Security Registrar) a transfer agent in a Place of Payment for such series located outside the United States. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities. (Section 1002)

    In the event of any redemption in part, the Company shall not be required to (i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days prior to the selection of Debt Securities of that series for redemption and ending on the close of business on (A) if Debt Securities of the series are issuable only as Registered Securities, the day of mailing of the relevant notice of redemption and (B) if Debt Securities of the series are issuable as Bearer Securities, the date of the first publication of the relevant notice of redemption or, if Securities of the series are also issuable as Registered Securities and there is no publication, the mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any Registered Security, or portion thereof, called for redemption, except the unredeemed portion of any Registered Security being redeemed in part, or (iii) exchange any Bearer Security called for redemption, except to exchange such Bearer Security for a Registered Security of that series and like tenor which is immediately surrendered for redemption. (Section 305)

    Payment and Paying Agents. Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of and any premium and interest on Bearer Securities will be payable, subject to any applicable laws and regulations, at the offices of such Paying Agents outside the United States as the Company may designate from time to time, in the manner indicated in such Prospectus Supplement. (Section 1002) Unless otherwise indicated in an applicable Prospectus Supplement, payment of interest on Bearer Securities on any Interest Payment Date will be made only against surrender to the Paying Agent of the coupon relating to such Interest Payment Date. (Section 1001) No payment with respect to any Bearer Security will be made at any office or agency of the Company in the United States or by check mailed to any address in the United

States or by transfer to any account maintained with a bank located in the United States. Notwithstanding the foregoing, payments of principal of and any premium and interest on Bearer Securities denominated and payable in U.S. dollars will be made at the office of the Company's Paying Agent in the Borough of Manhattan. The City of New York, if (but only if) payment of the full amount thereof in U.S. dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions. (Section 1002)

    Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of and any premium and interest on Registered Securities will be made at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that at the option of the Company payment of any interest may be made by check mailed on or before the due date to the address of the Person entitled thereto as such address shall appear in the Security Register. (Sections 307, 1002) Unless otherwise indicated in an applicable Prospectus Supplement, payment of any installment of interest on Registered Securities will be made to the Person in whose name such Registered Security is registered at the close of business on the Regular Record Date for such interest. (Section 307)

    Unless otherwise indicated in an applicable Prospectus Supplement, the Company, at its principal executive offices in Houston, Texas will act as its own Paying Agent for payments with respect to Debt Securities which are issuable solely as Registered Securities and the Company will maintain a Paying Agent outside the United States for payments with respect to Debt Securities (subject to limitations described above in the case of Bearer Securities) which are issuable solely as Bearer Securities or as both Registered Securities and Bearer Securities. Any Paying Agents outside the United States and any other Paying Agents in the United States initially designated by Company for the Debt Securities will be named in an applicable Prospectus Supplement. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that, if Debt Securities of a series are issuable solely as Registered Securities, the Company will be required to maintain a Paying Agent in each Place of Payment for such series and, if Debt Securities of a series are issuable as Bearer Securities, the Company will be required to maintain (i) a Paying Agent in the Borough of Manhattan, The City of New York for principal payments with respect to any Registered Securities of the series (and for payments with respect to Bearer Securities of the series in the circumstances described above, but not otherwise), and (ii) a Paying Agent in a Place of Payment located outside the United States where Debt Securities of such series and any coupons appertaining thereto may be presented and surrendered for payment. (Section 1002)

    All moneys paid by the Company to a Paying Agent for the payment of principal of and any premium or interest on any Debt Security which remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will (subject to applicable escheat laws) be repaid to the Company, and the Holder of such Debt Security or any coupon will thereafter look only to the Company for payment thereof. (Section 1003)

    Global Debt Securities. Debt Securities of a series may be issued in whole or in part in the form of one or more global Debt Securities that will be deposited with, or on behalf of, a depository identified in the Prospectus Supplement relating to such series. Global Debt Securities may be issued in either registered or bearer form and in either temporary or permanent form. (Section 203) Unless and until it is exchanged in whole or in part for the individual Debt Securities represented thereby, a global Debt Security may not be transferred except as a whole by the depository for such global Debt Security to a nominee of such depository or by a nominee of such depository to such depository or another nominee of such depository or by the depository or any nominee to a successor depository or any nominee of such successor.

    The specific terms of the depository arrangement with respect to a series of Debt Securities and certain limitations and restrictions relating to a series of Bearer Securities in the form of one or more global Debt Securities will be described in the Prospectus Supplement relating to such series.

    Events of Default. Any one of the following events constitutes an Event of Default under each Indenture with respect to Debt Securities of any series:
(a) failure to pay any interest on any Debt Security of that series when due, continued for 30 days; (b) failure to pay principal of or any premium on any Debt Security of that series when due; (c) failure to deposit any sinking fund payment, when due, in respect of any Debt Security of that series; (d) failure to perform any other covenant of the Company in such Indenture (other than a covenant included in such Indenture solely for the benefit of series of any Debt Securities other than that series), continued for 90 days after written notice as provided in such Indenture; (e) certain events in bankruptcy, insolvency or reorganization involving the Company; and (f) any other Event of Default provided with respect to Debt Securities of that series. (Section 501)

    If an Event of Default with respect to Debt Securities of any series at the time Outstanding occurs and is continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Securities of that series by notice as provided in the applicable Indenture may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all the Debt Securities of that series to be due and payable immediately. At any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree for payment of money has been obtained by the Trustee, the Holders of a majority in aggregate principal amount of the Outstanding Securities of that series may, under certain circumstances, rescind and annul such acceleration. (Section 502)

    Each Indenture provides that, subject to the duty of the Trustee during default to act with the required standard of care, the Trustee is under no obligation to exercise any of its rights or powers under such Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. (Sections 601, 603) Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the Outstanding Securities of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of that series; provided, however, that the Trustee is not obligated to take any action unduly prejudicial to Holders not joining in such direction or involving the Trustee in personal liability. (Section 512)

    The Company is required to furnish to the Trustee annually a statement as to the performance by the Company of its obligations under each Indenture and as to any default in such performance. (Section 1007)

    Defeasance. If so specified with respect to any particular series of Debt Securities issued under an Indenture, the Company may discharge its indebtedness and its obligations or certain of its obligations under such Indenture with respect to such series by depositing funds or obligations issued or guaranteed by the United States of America with the Trustee. (Sections 1301-1303)

    Defeasance and Discharge. Each Indenture provides that, if so specified with respect to the Debt Securities of any series issued under such Indenture (other than convertible Subordinated Debt Securities), the Company will be discharged from any and all obligations in respect of the Debt Securities of such series (except for certain obligations relating to temporary Debt Securities and exchange of Debt Securities, registration of transfer or exchange of Debt Securities of such series, replacement of stolen, lost or mutilated Debt Securities of such series, maintenance of paying agencies to hold moneys for payment in trust and payment of additional amounts, if any, required in consequence of United States withholding taxes imposed on payments to non-United States persons) upon the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any), and each installment of interest on, the Debt Securities of such series on the Stated Maturity of such payments in accordance with the terms of such Indenture and the Debt Securities of such series. (Sections 1302, 1304) Such a trust may only be established if, among other things, the Company has delivered to the Trustee an Opinion of Counsel to the effect that (i) the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or (ii) since the date of such Indenture there has been a change in applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge, and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred. (Section 1304) In the event of any such defeasance and discharge of Debt Securities of such series, Holders of such series would be entitled to look only to such trust fund for payment of principal of and any premium and any interest on their Debt Securities until Maturity.

    Covenant Defeasance. Each Indenture also provides that, if so specified with respect to the Debt Securities of any series issued thereunder, the Company may omit to comply with certain restrictive covenants, including (in the case of the Senior Debt Indenture) the covenant described under "Limitation on Liens" below, but excluding (in the case of the Subordinated Debt Indenture) any applicable obligation of the Company respecting the conversion of Debt Securities of such series into Common Stock, and any such omission shall not be an Event of Default with respect to the Debt Securities of such series, upon the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any), and each installment of interest on, the Debt Securities of such series on the Stated Maturity of such payments in accordance with the terms of such Indenture and the Debt Securities of such series. The obligations of the Company under such Indenture and the Debt Securities of such series other than with respect to such covenants shall remain in full force and effect. (Section 1303) Such a trust may be established only if, among other things, the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Holders of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amounts and in the same manner and at the same time as would have been the case if such deposit and defeasance had not occurred. (Section 1304)

    Although the amount of money and U.S. Government Obligations on deposit with the Trustee would be intended to be sufficient to pay amounts due on the Debt Securities of such series at the time of their Stated Maturity, in the event the Company exercise its option to omit compliance with the covenants deceased with respect to the Debt Securities of any series as described above, and the Debt Securities of such series are declared due and payable because of the occurrence of any Event of Default, such amount may not be sufficient to pay amounts due on the Debt Securities of such series at the time of the acceleration resulting from such Event of Default. The Company shall in any event remain liable for such payments as provided in the applicable Indenture.

    Federal Income Tax Consequences. Under current United States federal income tax law, defeasance and discharge would likely be treated as a taxable exchange of Debt Securities to be defeased for an interest in the defeasance trust. As a consequence, a holder would recognize gain or loss equal to the difference between the holder's cost or other tax basis for such Debt Securities and the value of the holder's interest in the defeasance trust, and thereafter would be required to include in income the holder's share of the income, gain or loss of the defeasance trust. Under current United States federal income tax law, covenant defeasance would ordinarily not be treated as a taxable exchange of such Debt Securities.

    Meetings, Modification and Waiver. Modifications and amendments of either Indenture may be made by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Outstanding Securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without consent of the Holder of each Outstanding Security affected thereby, (a) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security, (b) change the Redemption Date with respect to any Debt Security, (c) reduce the principal amount of, or premium or interest on, any Debt Security, (d) change any obligation of the Company to pay additional amounts, (e) reduce the amount of principal of an Original Issue Discount Security payable upon acceleration of the Maturity thereof, (f) change the coin or currency in which any Debt Security or any premium or interest thereon is payable, (g) change the redemption right of any Holder, (h) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security or any conversion Right with respect thereto, (i) reduce the percentage in principal amount of Outstanding Securities of any series, the consent of whose Holders is required for modification or amendment of such Indenture or for waiver of compliance with certain provisions of such Indenture or for waiver of certain defaults, (j) reduce the requirements contained in such Indenture for quorum or voting, (k) change any obligation of the Company to maintain an office or agency in the places and for the purposes required by such Indenture, (l) adversely affect the Right to convert Subordinated Debt Securities, if applicable, or (m) modify any of the above provisions. (Section
902)

    The Subordinated Debt Indenture may not be amended to alter the subordination of any outstanding Subordinated Debt Securities without the consent of each holder of Senior Indebtedness (as defined below under "--Provisions Applicable Solely to Subordinated Debt Securities") then outstanding that would be adversely affected thereby. (Section 907 of the Subordinated Debt Indenture)

    The Holders of a majority in aggregate principal amount of the Outstanding Securities of each series may, on behalf of all Holders of that series, waive, insofar as that series is concerned, compliance by the Company with certain restrictive provisions of the Indenture under which such series has been issued. (Section 1008) The Holders of a majority in aggregate principal amount of the Outstanding Securities of each series may, on behalf of all Holders of that series, waive any past default under the applicable Indenture with respect to any Debt Securities of that series, except a default (a) in the payment of principal of, or premium, if any, or any interest on any Debt Security of such series or (b) in respect of a covenant or provision of such Indenture which cannot be modified or amended without the consent of the Holder of each Outstanding Security of such series affected. (Section 513)

    Each Indenture provides that in determining whether the Holders of the requisite principal amount of the Outstanding Securities have given any request, demand, authorization, direction, notice, consent or waiver thereunder or are present at a meeting of the Holders for quorum purposes, (i) the principal amount of an Original Issue Discount Security that is deemed to be Outstanding will be the amount of the principal that would be due and payable as of the date of such determination upon acceleration of the Maturity thereof, and (ii) the principal amount of a Debt Security denominated in a foreign currency or currency units will be the U.S. dollar equivalent, determined on the date of original issuance of such Debt Security, of the principal amount of such Debt Security or, in the case of an Original issue Discount Security, the U.S. dollar equivalent, determined on the date of original issuance of such Security, of the amount determined as provided in (i) above. (Section 101)

    Each Indenture contains provisions for convening meetings of the Holders of a series if Debt Securities of that series are issuable as Bearer Securities. (Section 1401) A meeting may be called at any time by the Trustee, and also, upon request, by the Company or the Holders of at least 10% in aggregate principal amount of the Outstanding Securities of such series, in any such case upon notice given in accordance with "Notices" below. (Section 1402) Except for any consent which must be given by the Holder of each Outstanding Security affected thereby, as described above, any resolution presented at a meeting (or adjourned meeting at which a quorum is present) may be adopted by the affirmative vote of the Holders of a majority in aggregate principal amount of the Outstanding Securities of that series; provided, however, that any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action which may be made, given or taken by the Holders of a specified percentage, which is less than a majority, in aggregate principal amount of the Outstanding Securities of a series may be adopted at a meeting (or adjourned meeting duly reconvened at which a quorum is present) by the affirmative vote of the Holders of such specified percentage in aggregate principal amount of the Outstanding Securities of that series. Any resolution passed or decision taken at any meeting of Holders of any series duly held in accordance with the applicable Indenture will be binding on all Holders of that series and related coupons. The quorum at any meeting, and at any reconvened meeting, will be Persons holding or representing a majority in aggregate principal amount of the Outstanding Securities of a series. (Section
1404)

    Consolidation, Merger and Sale of Assets. The Company, without the consent of the Holders of any of the outstanding Securities under either Indenture, may consolidate with or merge into, or convey, transfer or lease its assets substantially as an entirety to, any Person which is a corporation partnership or trust organized and validly existing under the laws of any domestic jurisdiction, provided that any successor Person assumes the Company's obligations on the Securities and under such Indenture, that after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time, would become an Event of Default, shall have occurred and be continuing, and that certain other conditions are met. (Section 801)

    Notices. Except as otherwise provided in the Indentures, notices to Holders of Bearer Securities will be given by publication at least twice in a daily newspaper in The City of New York and in such other city or cities as may be specified in such Bearer Securities. Notices to Holders of Registered Securities will be given by mail to the addresses of such Holders as they appear in the Security Register. (Section 106)

    Title. Title to any Bearer Securities (including Bearer Securities in permanent global form) and any coupons appertaining thereto will pass by delivery. The Company, the Trustee and any agent of the Company or the Trustee may treat the bearer of any Bearer Security and the bearer of any coupon and the registered owner of any Registered Security as the owner thereof (whether or not such Debt Security or coupon shall be overdue and notwithstanding any notice to the contrary) for the purpose of making payment and for all other purposes. (Section 308)

    Replacement of Securities and Coupons. Any mutilated Debt Security or a Debt Security with a mutilated coupon appertaining thereto will be replaced by the Company at the expense of the Holder upon surrender of such Debt Security to the Trustee. Debt Securities or coupons that became destroyed, stolen or lost will be replaced by the Company at the expense of the Holder upon delivery to the Trustee of the Debt Security and coupons or evidence of destruction, loss or theft thereof satisfactory to the Company and the Trustee; in the case of any coupon which becomes destroyed, stolen or lost, such coupon will be replaced by issuance of a new Debt Security in exchange for the Debt Security to which such coupon appertains. In the case of a destroyed, lost or stolen Debt Security or coupon, an indemnity satisfactory to the Trustee and the Company may be required at the expense of the Holder of such Debt Security or coupon before a replacement Debt Security will be issued. (Section 306)

    Governing Law. The Indentures, the Debt Securities and coupons will be governed by, and construed in accordance with, the laws of the State of New York. (Section 113)

    Regarding the Trustee. The Trustee for each series of Debt Securities will be identified in the applicable Prospectus Supplement.

    Each Indenture contains certain limitations on the right of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize for its own account on certain property received in respect of any such claim as security or otherwise. (Section 613) The Trustee is permitted to engage in certain other transactions; however, if it acquires any conflicting interest (as described in the Indentures), it must eliminate such conflict or resign. (Section 608)

    The holders of a majority in principal amount of all outstanding Debt Securities of a Series (or if more than one Series is affected thereby, all of Series so affected, voting as a single class) will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the Trustee for such Series or all such Series so affected.

    In case an Event of Default shall occur (and shall not be cured) under any Indenture relating to a Series of Debt Securities and is known to the Trustee for such Series, such Trustee shall exercise such of the rights and powers vested in it by such Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his own affairs. Subject to such provisions, no Trustee will be under any obligation to exercise any of its rights or powers under the applicable Indenture at the request of any of the holders of Debt Securities unless they shall have offered to such Trustee security and indemnity satisfactory to it.

PROVISIONS APPLICABLE SOLELY TO SENIOR DEBT SECURITIES

    General. Senior Debt Securities will be issued under the Senior Debt Indenture, and each series will rank pari passu as to the right of payment of principal and any premium and interest with each other series issued thereunder and will rank senior to all series of Subordinated Debt Securities that may be issued.

    Certain Definitions. For purposes of the following discussion, the following definitions are applicable (Section 101 of the Senior Debt Indenture).

    "Net Tangible Assets" means the total amount of assets appearing on a consolidated balance sheet of the Company and its Subsidiaries less, without duplication: (a) total current liabilities (excluding current maturities of long-term debt and preferred stock); (b) all reserves for depreciation and other asset valuation reserves but excluding reserves for deferred federal and state income taxes; (c) all intangible assets such as goodwill, trademarks, trade names, patents and unamortized debt discount and expense carried as an asset; and (d) all appropriate adjustments on account of minority interests of other Persons holding common stock in any Subsidiary.

    "Person" means any individual, corporation, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

    "Subsidiary" means a corporation more than 50% of the outstanding stock of which is owned, directly or indirectly, by the Company or by one or more Subsidiaries, or by the Company and one or more other Subsidiaries. For the purposes of this definition, "voting stock" means stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

PROVISIONS APPLICABLE SOLELY TO SUBORDINATED DEBT SECURITIES

    Subordination. The Subordinated Debt Securities will be subordinate and junior in right of payment, to the extent set forth in the Subordinated Debt Indenture, to all Senior Indebtedness (as defined below) of the Company. If the Company should default in the payment of any principal of or premium or interest on any Senior Indebtedness when the same become due and payable, whether at maturity or a date fixed for prepayment or by declaration of acceleration or otherwise, then, upon written notice of such default to the Company by the holders of such Senior Indebtedness or any trustee therefor and subject to certain rights of the Company to dispute such default and subject to proper notification of the Trustee, unless and until such default has been cured or waived or ceases to exist, no direct or indirect payment (in cash, property, securities, by set-off or otherwise) will be made or agreed to be made for principal or premium, if any, or interest, if any, on the Subordinated Debt Securities, or in respect of any redemption retirement, purchase or other acquisition of the Subordinated Debt Securities other than those made in capital stock of the Company (or cash in lieu of fractional shares thereof) pursuant to any conversion right of the Subordinated Debt Securities or otherwise made in capital stock of the Company. (Sections 1601, 1604 and 1605 of the Subordinated Debt Indenture)

    "Senior Indebtedness" is defined in Section 101 of the Subordinated Debt Indenture as Indebtedness (as defined below) of the Company outstanding at any time except (a) any Indebtedness as to which, by the terms of the instrument creating or evidencing the same, it is provided that such Indebtedness is not senior in right of payment to the Subordinated Debt Securities, (b) the Subordinated Debt Securities, (c) any Indebtedness of the Company to a wholly-owned Subsidiary of the Company, (d) interest accruing after the filing of a petition initiating certain bankruptcy or insolvency proceedings unless such interest is an allowed claim enforceable against the Company in a proceeding under federal or state bankruptcy laws, (e) obligations under performance guarantees, support agreements and other agreements in the nature thereof relating to the obligations of any Subsidiary of the Company, and (f) trade accounts payable. "Indebtedness" is defined in Section 101 of the Subordinated Debt Indenture as, with respect to any Person, (a) (i) the principal of and premium and interest, if any, on indebtedness for money borrowed of such Person evidenced by bonds, notes, debentures or similar obligations, including any guaranty by such Person of any indebtedness for money borrowed of any other Person, whether any such indebtedness or guaranty is outstanding on the date of the Subordinated Debt Indenture or is thereafter created, assumed or incurred, (ii) the principal of and premium and interest, if any, on indebtedness for money borrowed, incurred, assumed or guaranteed by such Person in connection with the acquisition by it or any of its subsidiaries of any other business, properties or other assets and (iii) lease obligations which such Person capitalizes in accordance with Statement of Financial Accounting Standards No. 13 promulgated by the Financial Accounting Standards Board or such other generally accepted accounting principles as may be from time to time in effect, (b) any other indebtedness of such Person, including any indebtedness representing the balance deferred and unpaid of the purchase price of any property or interest therein, including any such balance that constitutes a trade account payable, and any guaranty, endorsement or other contingent obligation of such Person in respect of any indebtedness of another, which is outstanding on the date of the Subordinated Debt Indenture or is thereafter created, assumed or incurred by such Person and (c) any amendments, modifications, refundings, renewals or extensions of any indebtedness or obligation described as Indebtedness in clause (a) or (b) above.

    If (i) without the consent of the Company a court shall enter (A) an order for relief with respect to the Company under the United States federal bankruptcy laws, (B) a judgment, order or decree adjudging the Company a bankrupt or insolvent, or (C) an order for relief for reorganization, arrangement, adjustment or composition of or in respect of the Company under the United States federal bankruptcy laws or state insolvency laws or (ii) the Company shall institute proceedings for the entry of an order for relief with respect to the Company under the United States federal bankruptcy laws or for an adjudication of insolvency, or shall consent to the institution of bankruptcy or insolvency proceedings against it, or shall file a petition seeking, or seek or consent to reorganization, arrangement, composition or similar relief under any applicable law, or shall consent to the filing of such petition or to the appointment of a receiver, custodian, liquidator, assignee, trustee, sequestrator or similar official in respect of the Company or of substantially all of its property, or the Company shall make a general assignment for the benefit of creditors, then all Senior Indebtedness (including any interest thereon accruing after the commencement of any such proceedings) will first be paid in full before any payment or distribution, whether in cash, securities or other property, is made on account of the principal of, premium, if any, or interest, if any, on the Subordinated Debt Securities. In such event, any payment or distribution on account of the principal of, premium, if any, or interest, if any, on the Subordinated Debt Securities, whether in cash, securities or other property (other than securities of the Company or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in the subordination provisions with respect to the Subordinated Debt Securities, to the payment of all Senior Indebtedness then outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment), which would otherwise (but for the subordination provisions) be payable or deliverable in respect of the Subordinated Debt Securities will be paid or delivered directly to the holders of Senior Indebtedness in accordance with the priorities then existing among such holders until all Senior Indebtedness (including any interest thereon accruing after the commencement of any such proceedings) has been paid in full. If any payment or distribution on account of the principal of, premium, if any, or interest, if any, on the Subordinated Debt Securities of any character, whether in cash, securities or other property (other than securities of the Company or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in the subordination provisions with respect to the Subordinated Debt Securities, to the payment of all Senior Indebtedness then outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment), shall be received by the Trustee or any holder of any Subordinated Debt Securities in contravention of any of the terms of the Subordinated Debt Indenture, such payment or distribution will be received in trust for the benefit of, and will be paid over or delivered and transferred to, the holders of the Senior Indebtedness then outstanding in accordance with the priorities then existing among such holders for application to the payment of all Senior Indebtedness remaining unpaid, to the extent necessary to pay all such Senior Indebtedness in full. In the event of any such proceeding, after payment in full of all sums owing with respect to Senior Indebtedness, the holders of Subordinated Debt Securities, together with the holders of any obligations of the Company ranking on a parity with the Subordinated Debt Securities, will be entitled to be repaid from the remaining assets of the Company the amounts at that time due and owing on account of unpaid principal of or any premium or interest on the Subordinated Debt Securities and such other obligations before any payment or other distribution, whether in cash, property or otherwise, shall be made on account of any capital stock or obligations of the Company ranking junior to the Subordinated Debt Securities and such other obligations. (Section 1601 of the Subordinated Debt Indenture)

    The Prospectus Supplement respecting any series of Subordinated Debt Securities will set forth any subordination provisions applicable to such series in addition to or different from those described above.

    By reason of such subordination, in the event of the insolvency of the Company, holders of Senior Indebtedness and holders of other obligations of the Company that are not subordinated to Senior Indebtedness may receive more, ratably, than holders of the Subordinated Debt Securities. Such subordination will not prevent the occurrence of an Event of Default or limit the right of acceleration in respect of the Subordinated Debt Securities.

    Conversion. The Subordinated Debt Indenture may provide for a Right of conversion of Subordinated Debt Securities into Common Stock (or cash in lieu thereof). (Sections 301 and 1501 of the Subordinated Debt Indenture) The following provisions will apply to Debt Securities that are convertible Subordinated Debt Securities unless otherwise provided in the Prospectus Supplement for such Debt Securities.

    The holder of any convertible Subordinated Debt Securities will have the right exercisable at any time prior to maturity, unless previously redeemed or otherwise purchased by the Company, to convert such Subordinated Debt Securities into shares of Common Stock at the conversion price or conversion rate set forth in the Prospectus Supplement, subject to adjustment. (Section 1502 of the Subordinated Debt Indenture) The holder of convertible Subordinated Debt Securities may convert any portion thereof which is $1,000 in principal amount or any integral multiple thereof. (Section 1502 of the Subordinated Debt Indenture)

    In certain events, the conversion price or conversion rate will be subject to adjustment as set forth in the Subordinated Debt Indenture. Such events include the issuance of shares of Common Stock of the Company as a dividend or distribution on the Common Stock; subdivisions, combinations and reclassifications of the Common Stock; the issuance to all holders of Common Stock of Rights or warrants entitling the holders thereof (for a period not exceeding 45 days) to subscribe for or purchase shares of Common Stock at a price per share less than the then current market price per share of Common Stock (as determined pursuant to the Subordinated Debt Indenture); and the distribution to substantially all holders of Common Stock of evidences of indebtedness, equity securities (including equity interests in the Company's Subsidiaries) other than Common Stock, or other assets (excluding cash dividends paid from surplus) or subscription Rights or warrants (other than those referred to above). No adjustment of the conversion price or conversion rate will be required unless an adjustment would require a cumulative increase or decrease of at least 1% in such price or rate. (Section 1504 of the
Subordinated Debt Indenture)   The Company has been advised by its counsel,
Vinson & Elkins L.L.P., that certain adjustments in the conversion price or conversion rate in accordance with the foregoing provisions may result in constructive distributions to either holders of the Subordinated Debt Securities or holders of Common Stock which would be taxable pursuant to Treasury Regulations issued under Section 305 of the Internal Revenue Code of 1986, as amended. The amount of any such taxable constructive distribution would be the fair market value of the Common Stock which is treated as having been constructively received, such value being determined as of the time the adjustment resulting in the constructive distribution is made.

    Fractional shares of Common Stock will not be issued upon conversion, but, in lieu thereof, the Company will pay a cash adjustment based on the then current market price for the Common Stock. (Section 1503 of the Subordinated Debt Indenture) Upon conversion, no adjustments will be made for accrued interest or dividends, and therefore convertible Subordinated Debt Securities surrendered for conversion between the record date for an interest payment and the interest payment date (except convertible Subordinated Debt Securities called for redemption on a redemption date during such period) must be accompanied by payment of an amount equal to the interest thereon which the registered holder is to receive. (Sections 1504 and 1502 of the Subordinated Debt Indenture)

    In the case of any consolidation or merger of the Company (with certain exceptions) or any conveyance, transfer or lease of the properties and assets of the Company substantially as an entirety to any Person, each holder of convertible Subordinated Debt Securities, after the consolidation, merger, conveyance, transfer or lease, will have the Right to convert such convertible Subordinated Debt Securities only into the kind and amount of securities, cash and other property which the holder would have been entitled to receive upon or in connection with such consolidation, merger, conveyance, transfer or lease, if the holder had held the Common Stock issuable upon conversion of such convertible Subordinated Debt Securities immediately prior to such consolidation, merger, conveyance, transfer or lease. (Section 1505 of the Subordinated Debt Indenture)

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

    The Company is currently authorized to issue 300,000,000 shares of its Common Stock, par value $.01 per share, of which 138,343,184 shares were outstanding on September 30, 1996 and 10,000,000 shares of Preferred Stock, par value $.01 per share, none were outstanding on such date.

COMMON STOCK

    Each holder of Common Stock is entitled to one vote per share held of record on each matter submitted to stockholders. Cumulative voting for the election of directors is not permitted, and the holders of a majority of shares voting for the election of directors can election all members of the Board of Directors.

    Subject to the rights of any holders of Preferred Stock, holders of record of shares of Common Stock are entitled to receive ratably dividends when and if declared by the Board of Directors out of funds legally available therefor. In the event of a voluntary or involuntary winding up or dissolution, liquidation or partial liquidation of the Company, holders of Common Stock are entitled to participate ratably in any distribution of the assets of the Company, subject to any prior rights of holders of any outstanding Preferred Stock.

    Holders of Common Stock have no conversion, redemption or preemptive rights. All outstanding shares of Common Stock are, and the Common Stock to be issued hereunder will be, validly issued, fully paid and nonassessable.

PREFERRED STOCK

    The Board of Directors is authorized, without further approval of the stockholders, to issue the Preferred Stock in series and with respect to each series, to fix its designations, relative rights (including voting, dividend, conversion, sinking fund and redemption rights), preferences (including with respect to dividends and upon liquidation), privileges and limitations. The Board of Directors, without stockholder approval, may issue Preferred Stock with voting and conversion rights, both of which could adversely affect the voting power of the holders of Common Stock, and dividend or liquidation preferences that would restrict Common Stock dividends or adversely affect the assets available for distribution to holders of shares of Common Stock upon the Company's dissolution.

AUTHORIZED BUT UNISSUED SHARES

    Authorized but unissued shares of Common Stock or Preferred Stock can be reserved for issuance by the Board of Directors from time to time without further stockholder action for proper corporate purposes, including stock dividends or stock splits, raising equity capital and structuring future corporate transactions, including acquisitions.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Common Stock is Boston EquiServe, Boston, Massachusetts.

DELAWARE ANTI-TAKEOVER LAW

    Section 203 of the DGCL ("Section 203") generally provides that a person who, together with affiliates and associates owns, or within three years did own, at least 15% but less than 85% of the outstanding voting stock of a corporation subject to the statute (an "Interested Stockholder") may not engage in certain business combinations with the corporation for a period of three years after the date of which the person became an Interested Stockholder unless (i) prior to such date, the corporation's board of directors approved either the business combination or the transaction in which the stockholder became an Interested Stockholder or (ii) subsequent to such date, the business combination is approved by the corporation's board of directors and authorized at a stockholders' meeting by a vote of at least two- thirds of the corporation's outstanding voting stock not owned by the Interested Stockholder.
Section 203 defines the term "business combination" to encompass a wide variety of transactions with or caused by an Interested Stockholder, including mergers, asset sales, and other transactions in which the Interested Stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders.

    The provisions of Section 203, combined with the Board's authority to issue Preferred Stock without further stockholder action, could delay or frustrate a change in control of the Company. The provisions also could discourage, impede or prevent a merger, tender offer or proxy content, even if such event would be favorable to the interests of stockholders. The Company's stockholders, by adopting an amendment to the Restated Certificate of Incorporation, may elect not to be governed by Section 203 which election would be effective 12 months after such adoption. Neither the Restated Certificate of Incorporation nor the Bylaws exclude the Company from the restrictions imposed by Section 203.

                              PLAN OF DISTRIBUTION

GENERAL

    The Company may sell Securities to or through underwriters or dealers, and also may sell Securities directly to other purchasers or through agents.

    The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

    In connection with the sale of Securities, underwriters may receive compensation from the Company, or purchasers of Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of Securities may be deemed to be underwriters, and any discounts or commissions received by them from the Company or the Selling Stockholders, as the case may be, and any profit on the resale of Securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any such person who may be deemed to be an underwriter will be identified, and any such compensation received from the Company will be described, in the Prospectus Supplement.

    Debt Securities, when first issued, will have no established trading market. Any underwriters or agents to or through whom Debt Securities are sold by the Company for public offering and sale may make a market in such Debt Securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any Debt Securities.

    Under agreements which may be entered into by the Company, underwriters, dealers and agents who participate in the distribution of Securities may be entitled to indemnification by the Company against or contribution toward certain liabilities, including liabilities under the Securities Act.

DELAYED DELIVERY ARRANGEMENT

    If so indicated in the Prospectus Supplement, the Company will authorize underwriters or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Debt Securities from the Company pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases will be subject to the approval of the Company. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the Debt Securities shall not at the time of delivery be prohibited under the laws of any jurisdiction to which such purchaser is subject. The underwriters and such agents will not have any responsibility in respect of the validity or performance of such contracts.

                             VALIDITY OF SECURITIES

    The validity of the Offered Securities, as well as certain tax matters in connection therewith, will be passed upon for the Company by Vinson & Elkins L.L.P., Houston, Texas and will be passed upon for any agents, dealers or underwriters by counsel named in the applicable Prospectus Supplement.

                                    EXPERTS

    The consolidated financial statements of the Company and subsidiaries as of December 31, 1994 and 1995, and for each of the three years in the period ended December 31, 1995, which are included in the Company's Annual Report on Form 10-K for the year ended December 31, 1995, and the supplemental consolidated balance sheets of the Company as of December 31, 1994 and 1995, and the supplemental consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995, appearing in the Company's Current Report on Form 8-K/A filed July 1, 1996, and Current Report on Form 8-K filed November 12, 1996, incorporated by reference in this Prospectus, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

    The consolidated financial statements of Sanifill, Inc. appearing in the Company's Current Report on Form 8-K dated September 18, 1996 and the financial statements of various companies acquired by Sanifill appearing in the Company's Current Report on Form 8-K dated September 12, 1996, and amended by its Form 8-K/A (Amendment No. 1) filed November 14, 1996 and as amended by its Form 8-K/A (Amendment No. 2) filed November 15, 1996, incorporated by reference in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein by reference in reliance upon the authority of such firm as experts in accounting and auditing in giving said reports.

    The consolidated financial statements of Western Waste Industries at June 30, 1995 and 1994, and for each of the three years in the period ended June 30, 1995, included in the Company's Current Report on Form 8-K dated January 9, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon and included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.     OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth all expenses payable by the Company or the Selling Stockholder in connection with the issuance and distribution of the Securities, other than underwriting discounts and commissions. All the amounts shown are estimates, except the registration fee.

    Registration fee  . . . . . . . . . . . . . . . . . . . . . $   257,576
    Fees and expenses of accountants  . . . . . . . . . . . . .        *
    Fees and expenses of legal counsel  . . . . . . . . . . . .        *
    Fees and expenses of Trustee and counsel  . . . . . . . . .        *
    Fees of Rating Agencies . . . . . . . . . . . . . . . . . .        *
    Printing and engraving expenses . . . . . . . . . . . . . .        *
    Blue Sky fee and expenses (including counsel) . . . . . . .        *
    Miscellaneous . . . . . . . . . . . . . . . . . . . . . . .        *
                                                                --------------
        Total   . . . . . . . . . . . . . . . . . . . . . . . . $      *
                                                                ==============


------------------

    *To be filed by Amendment.

ITEM 15.     INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Under Delaware law, a corporation may include provisions in its certificate of incorporation that will relieve its directors of monetary liability for breaches of their fiduciary duty to the corporation, except under certain circumstances, including a breach of the directors's duty of loyalty, acts or omissions of the director not in good faith or which involve intentional misconduct or a knowing violation of law, the approval of an improper payment of a dividend or an improper purchase by the corporation of stock or any transaction from which the director derived an improper personal benefit. The Company's Restated Certificate of Incorporation provides that the Company's directors are not liable to the Company or its stockholders for monetary damages for breach of their fiduciary duty, subject to the described exceptions specified by Delaware law.

    Section 145 of the Delaware General Corporation Law grants to the Company the power to indemnify each officer and director of the Company against liabilities and expenses incurred by reason of the fact that he is or was an officer or director of the Company if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The By-laws of the Company provide for indemnification of each officer and director of the Company to the fullest extent permitted by Delaware law.

    Section 145 of the Delaware General Corporation Law also empowers the Company to purchase and maintain insurance on behalf of any person who is or was an officer or director of the Company against liability asserted against or incurred by him in any such capacity, whether or not the Company would have the power to indemnify such officer or director against such liability under the provisions of Section 145. The Company has purchased and maintains a directors' and officers' liability policy for such purposes.

    The Company has entered into Indemnification Agreements with each of its directors and executive officers. Such Indemnification Agreements provide that such persons (the "Indemnitees") will be indemnified and held harmless from all expenses, including (without limitation) reasonable fees and expenses of counsel, and all liabilities, including (without limitation) the amount of any judgments, fines, penalties, excise taxes and amounts paid in settlement, actually incurred by an Indemnitee with respect to any threatened, pending or completed claim, action (including any action by or in the right of the Company), suit or proceeding (whether formal or informal, or civil, criminal, administrative, legislative, arbitrative or investigative) in respect of which such Indemnitee is, was or at any time becomes, or is threatened to be made, a party, witness, subject or target, by reason of the fact that such Indemnitee is or was a director, officer, agent or fiduciary of the Company or serving at the request of the Company as a director, officer, employee, fiduciary or representative or another enterprise. Such Indemnification Agreements also provide that the Company, if requested to do so by an Indemnitee, will advance to such Indemnitee, prior to final disposition of any proceeding, the expenses actually incurred by the Indemnitee subject to the obligation of the Indemnitee to refund if it is ultimately determined that such Indemnitee was not entitled to indemnification.

ITEM 16.     EXHIBITS.

    The following documents are filed as exhibits to this Registration Statement, including those exhibits incorporated herein by reference to a prior filing of the Company under the Securities Act or the Exchange Act as indicated in parentheses:

    EXHIBIT
    NUMBER                                        EXHIBITS                                     PAGE NO.
    ------                                        --------                                     --------
      1.1*      --   Form of Underwriting Agreement (Debt Securities).

      1.2*      --   Form of Underwriting Agreement (Common Stock).

      4.1**     --   Form of Indenture for Senior Debt Securities.

      4.2**     --   Form of Indenture for Subordinated Debt Securities.

      4.3***    --   Form of Debt Securities.

      4.4       --   Restated Certificate of Incorporation of the Company  (incorporated by reference  to Exhibit  3.1 to  Post-Effective Amendment  No. 1  to the
                     Company's Registration Statement on Form S-4 (File No. 33-60103).
      4.5       --   Amendment  to Restated  Certificate  of Incorporation  of  the Company
                     (incorporated  by  reference   to  Exhibit  3.1(a)  to  the  Company's
                     Quarterly Report  on Form  10-Q for the  three months  ended March 31,
                     1996).

      4.6       --   Conformed Copy of Restated Certificate of  Incorporation as amended of the  Company  (incorporated  by reference  to  Exhibit 3.1(b)  to  the
                     Company's Quarterly  Report on  Form 10-Q  for the  three months ended
                     March 31, 1996).

      4.7       --   Bylaws of  the Company  (Incorporated by  reference to Exhibit 3.2  to
                     Post-Effective Amendment No. 1 to the Company's Registration Statement
                     on Form S-4 (File No. 33-60103)).

      4.8       --   Specimen  Common  Stock  Certificate  (incorporated  by  reference  to
                     Exhibit 4.3 to the Company's Registration Statement on Form S-3  (File
                     No. 33-76224)).
      5.1****   --   Opinion of Vinson & Elkins L.L.P. as to the legality of the Securities being registered.

     12.1**     --   Computation of ratios of earnings to fixed charges.

     23.1***    --   Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1).

     23.2**     --   Consent of Coopers & Lybrand L.L.P.

     23.3**     --   Consent of Arthur Andersen LLP.

     23.4**     --   Consent of Ernst & Young LLP.

     23.5**     --   Consent of Deloitte & Touche LLP.

     23.6**     --   Consent of Deloitte & Touche, Chartered Accountants.

     23.7**     --   Consent of Coopers & Lybrand L.L.P.

     23.8**     --   Consent of Kaplan Sipos & Associates Certified Public Accountants.

     23.9**     --   Consent of Blake, Kuehler, Babione & Pool.

     23.10**    --   Consent of Buckno Lisicky & Company.

     23.11**    --   Consent of Osburn, Henning and Company.

     24.1**     --   Powers of Attorney.

     25.1****   --   Statements of Eligibility of Trustees.

__________

    *        The Company will file any underwriting agreement relating to Debt
             Securities or Common Stock that it may enter into as an exhibit to a Current Report on Form 8-K.
    **       Filed herewith.
    ***      The Company will file any form of Debt Securities not previously so filed as an exhibit to a Current Report on Form 8-K.
    ****     To be filed by Amendment.


ITEM 17.     UNDERTAKINGS.

    (a)  The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    provided however, that paragraphs (a)(l)(i) and (a)(l)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post- amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b)  The undersigned registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
    (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefits plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to any charter provision, by-law, contract, arrangement, statute, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such labilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on the 6th day of December, 1996.

                                  USA WASTE SERVICES, INC.


                                  By:  /s/ JOHN E. DRURY
                                     ------------------------------
                                          Chairman of the Board and
                                          Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on December 6, 1996.

                        SIGNATURE                                                TITLE
                        ---------                                                -----
 (i)  Principal executive officer:

        /s/ JOHN E. DRURY                                  Chairman of the Board and Chief Executive Officer
 -------------------------------------------------------   and Director
          John E. Drury

 (ii)  Principal financial and accounting officers:

        /s/ EARL E. DEFRATES                               Executive Vice President and Chief Financial
 -------------------------------------------------------   Officer
          Earl E. DeFrates


       /s/ BRUCE E. SNYDER                                  Vice President and Chief Accounting Officer
 -------------------------------------------------------
          Bruce E. Snyder

 (iii)  Directors:

                                  *
 -------------------------------------------------------
          Ralph F. Cox


                                  *
 -------------------------------------------------------
          Richard J. Heckmann


                                  *
 -------------------------------------------------------
          Donald F. Moorehead, Jr.

                                  *
 -------------------------------------------------------
          David Sutherland-Yoest


                                  *
 --------------------------------------------
          Larry J. Martin


 /s/ RODNEY R. PROTO
 --------------------------------------------
          Rodney R. Proto


                                  *
 --------------------------------------------
          William E. Moffett


                                  *
 --------------------------------------------
          Alexander W. Rangos


                                  *
 --------------------------------------------
          John G. Rangos, Sr.


                                  *
 --------------------------------------------
          Kosti Shirvanian


                                  *
 --------------------------------------------
          Savey Tufenkian


 *By:   /s/ GREGORY T. SANGALIS
       --------------------------------------
        Gregory T. Sangalis, Attorney-in-Fact

                               INDEX TO EXHIBITS

    EXHIBIT
    NUMBER                                        EXHIBITS                                     PAGE NO.
    ------                                        --------                                     --------
      1.1*      --       Form of Underwriting Agreement (Debt Securities).

      1.2*      --       Form of Underwriting Agreement (Common Stock).

      4.1**     --       Form of Indenture for Senior Debt Securities.

      4.2**     --       Form of Indenture for Subordinated Debt Securities.

      4.3***    --       Form of Debt Securities.

      4.4       --       Restated    Certificate   of   Incorporation    of   the   Company
                         (incorporated  by  reference  to  Exhibit  3.1  to  Post-Effective
                         Amendment  No. 1 to the  Company's Registration Statement  on Form
                         S-4 (File No. 33-60103).

      4.5       --       Amendment to Restated Certificate  of Incorporation of the Company
                         (incorporated  by reference  to  Exhibit 3.1(a)  to  the Company's
                         Quarterly  Report on Form  10-Q for  the three  months ended March
                         31, 1996).

      4.6       --       Conformed  Copy  of  Restated  Certificate  of  Incorporation   as
                         amended  of  the Company  (incorporated  by  reference to  Exhibit
                         3.1(b)  to the  Company's Quarterly  Report on  Form 10-Q  for the
                         three months ended March 31, 1996).

      4.7       --       Bylaws of  the Company (Incorporated  by reference  to Exhibit 3.2 to Post-Effective  Amendment No.  1 to the  Company's Registration
                         Statement on Form S-4 (File No. 33-60103)).

      4.8       --       Specimen Common  Stock Certificate  (incorporated by  reference to
                         Exhibit 4.3 to the  Company's Registration Statement  on Form  S-3
                         (File No. 33-76224)).

      5.1****   --       Opinion of  Vinson  & Elkins  L.L.P. as  to  the legality  of  the
                         Securities being registered.

     12.1**     --       Computation of ratios of earnings to fixed charges.

     23.1***    --       Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1).

     23.2**     --       Consent of Coopers & Lybrand L.L.P.

     23.3**     --       Consent of Arthur Andersen LLP.

     23.4**     --       Consent of Ernst & Young LLP.

     23.5**     --       Consent of Deloitte & Touche LLP.

     23.6**     --       Consent of Deloitte & Touche, Chartered Accountants.

     23.7**     --       Consent of Coopers & Lybrand L.L.P.

     23.8**     --       Consent of Kaplan Sipos & Associates Certified Public
                         Accountants.

     23.9**     --       Consent of Blake, Kuehler, Babione & Pool.

     23.10**    --       Consent of Buckno Lisicky & Company.

     23.11**    --       Consent of Osburn, Henning and Company.

     24.1**     --       Powers of Attorney.

     25.1****   --       Statements of Eligibility of Trustees.
----------

* The Company will file any underwriting agreement relating to Debt Securities or Common Stock that it may enter into as an exhibit to a Current Report on Form 8-K.
**       Filed herewith.
*** The Company will file any form of Debt Securities not previously so filed as an exhibit to a Current Report on Form 8-K.
****     To be filed by Amendment.





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